Exhibit 99.1
ISBA Announces Second Quarter 2014 Earnings
Mt. Pleasant, Michigan, July 24, 2014- Jae A. Evans, Chief Executive Officer of Isabella Bank Corporation (OTCQB:ISBA), announced today that the Corporation's second quarter 2014 net income was $3.57 million as compared to $3.21 million for the second quarter of 2013. Net income for the first six months of 2014 and 2013 was $6.87 million and $6.30 million, respectively. Earnings for the three and six months ended June 30, 2014 represented record earnings for the Corporation. In addition to record earnings, the Corporation also posted record earnings per common share of $0.46 and $0.89 in the three and six month periods ended June 30, 2014, respectively.
As of June 30, 2014, total assets increased to $1.52 billion, and assets under management - which included loans sold and serviced, and assets managed by the Corporation's Investment and Trust Services Department of $664.68 million - grew to $2.19 billion. During the second quarter of 2014, the Corporation paid a $0.22 per common share cash dividend, which represents a 4.76% increase when compared to the same period in 2013. Based on the Corporation's average stock price of $22.83 for the month of June 2014, the annualized cash dividend yield was 3.85%.
The primary driver for the increase in net income was an improvement in various credit quality indicators. These improvements continue to drive declines in the level of the allowance for loan and lease losses in both amount and as a percentage of gross loans, resulting in a reversal of provision for loan losses of $442,000 for the six month period ended June 30, 2014. Net loans charged-off during the first six months of 2014 were $358,000 as compared to $751,000 in the first six months of 2013. Additionally, we continue to see reductions in loans classified as less than satisfactory. While we experienced reductions in net loans charged-off and in the level of loans classified as less than satisfactory, nonperforming loans have increased since December 31, 2013. This increase was primarily the result of two loans, which are well collateralized and closely monitored by management.
While competition for high quality commercial loans continues to be intense, the Corporation was able to grow its commercial loan portfolio in the first six months of 2014 by $15.69 million without relaxing underwriting standards. This growth was partially offset by declines in both residential real estate loans of $11.39 million and consumer loans of $1.10 million, resulting in a net increase in total loans of $8.27 million for the period. The lack of demand for residential real estate loans continues to result in noticeable declines in loan fees and the gain on sale of mortgage loans.
For further information regarding Isabella Bank Corporation, please visit the website at www.isabellabank.com and click on the Investors Tab.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in Isabella Bank Corporation's annual report on Form 10-K for the year ended December 31, 2013 and Form 10-Q for the quarter ended June 30, 2014, which are or will be available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.